Exhibit 99.16

858 Beatty Street Suite 501 Vancouver, B.C. Canada V6B 1C1 Telephone: (604) 895-2700 Fax: (604) 681-6061

West Fraser provides update on COVID-19 production adjustments

VANCOUVER, April 3, 2020 /CNW/ - In response to the continuing COVID-19 pandemic West Fraser is providing an update on production adjustments implemented to address changing operating, supply chain and market conditions. West Fraser will provide a further production outlook update as part of its Q1 earnings release scheduled for April 28 and does not anticipate providing another update before then.

As a result of the continuing proliferation of the COVID-19 pandemic and the imposition of mandatory and recommended governmental restrictions on movement, travel, work and trade that are impacting our operations and employees, the demand for forest products and the availability of residuals and other inputs and transportation services, the following additional changes to operating schedules at West Fraser’s manufacturing operations have been implemented. These operating schedules will be assessed and adjusted as may be required to further respond to the effects of the COVID-19 pandemic, the need to protect the health and safety of our employees and continuing changes in mill operating, supply chain and market conditions.

Lumber

Effective April 6, West Fraser will further reduce its SPF production by 30 to 40 million board feet of production per week which represents between 45 and 60% of SPF production. SYP production will continue in line with the reductions previously announced on March 19. West Fraser plans to continue to operate its power generation assets at its Canadian sawmill sites during this period.

Panels

Effective April 6, plywood production at the Company’s three manufacturing sites will be further adjusted on an ongoing basis. It is expected that curtailments of at least 5,000 msf of plywood production will continue. MDF and LVL production may also be reduced, primarily through the reduction of operating hours.

Pulp

Effective April 20, West Fraser will take approximately 4 weeks of downtime at its Cariboo Pulp and Paper (“Cariboo”) joint venture pulp mill resulting in an approximate reduction in NBSK production of 30,000 tonnes of which West Fraser’s share is 15,000 tonnes. The downtime is necessitated by decreased fibre availability as a result of widespread sawmill curtailments in British Columbia and the other effects of the COVID-19 pandemic on mill operations and employees. During this downtime, the cogeneration facility at Cariboo is expected to continue to operate.

The Company

West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States.

Forward-Looking Statements

This News Release contains descriptions of current circumstances and statements about potential future developments including the timing, duration and amount of the reduction in lumber, panels and pulp production, potential future curtailments at our facilities, operating and market conditions and demand for our products and the availability of residuals, employees and contractors. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader but their accuracy depends on a number of assumptions and is subject to various risks and uncertainties. Actual outcomes and results will depend on a number of factors that could affect the ability of the Company to execute its business plans, including those matters described in the 2019 annual Management’s Discussion & Analysis under “Risks and Uncertainties”, and may differ materially from those anticipated or projected. Accordingly, readers should exercise caution in relying upon forward-looking statements and the Company undertakes no obligation to publicly revise them to reflect subsequent events or circumstances, except as required by applicable securities laws.

West Fraser shares trade on the Toronto Stock Exchange under the symbol: “WFT”.

SOURCE West Fraser Timber Co. Ltd.

  View original content: http://www.newswire.ca/en/releases/archive/April2020/03/c7508.html

%SEDAR: 00002660E

For further information: Chris Virostek, Vice-President, Finance and Chief Financial Officer, (604) 895-2700, www.westfraser.com

CO: West Fraser Timber Co. Ltd.

CNW 17:30e 03-APR-20